Exhibit 99.1

June 13, 2023

VIA E-MAIL & CERTIFIED MAIL

Mr. Daniel Khoshaba Alexander Palm Road Boca Raton, Florida 33432 dkhoshaba@ksacapitalpartners.com

Dear Dan:

My letter to you of April 20, 2023, on behalf of the Company, stated very clearly that WHLR welcomed any thoughts you had as to how to address the capital structure problem.

However, since April 20th, your May and June letters have only sought to demean the Board and the Company – presumably with the intention of driving down its stock – and reiterate your basic platitude that the Board must “negotiate a settlement with the holders of the Company’s Series D Preferred Stock”.

You did not take the opportunity (as other shareholders did) to attend the May 19th in-person annual shareholder meeting where shareholders engaged extensively with management and the Board.

If you are serious about wanting, in your words, a “genuine, constructive conversation with the Board to assist in addressing the issues facing the Company”, then WHLR looks forward to hearing your thoughts with specific details.

Very truly yours,

/s/ Daniel P. Raglan

cc: Board of Directors

(Wheeler Real Estate Investment Trust, Inc.)

Daniel P. Raglan Tel +1 212 504-6790 Fax +1 212 504-6666 daniel.raglan@cwt.com